SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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NAVIDEA BIOPHARMACEUTICALS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019 ANNUAL MEETING OF STOCKHOLDERS

June 28, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Navidea Biopharmaceuticals, Inc., which will be held at 9:00 a.m., Eastern Daylight Time, on August 8, 2019, at the Courtyard by Marriott Newark Liberty International Airport, 600 US 1 & 9, Newark, NJ 07114, 973-643-8500. The matters on the meeting agenda are described in the Notice of 2019 Annual Meeting of Stockholders and proxy statement which accompany this letter.

We hope you will be able to attend the meeting, but regardless of your plans, we ask that you please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote online or by telephone, so that your shares will be represented at the meeting.

Very truly yours,

/s/ Jed A. Latkin

Jed A. Latkin

Chief Executive Officer, Chief Operating Officer
and Chief Financial Officer

NAVIDEA BIOPHARMACEUTICALS, INC.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NAVIDEA BIOPHARMACEUTICALS, INC.:

The Annual Meeting of the Stockholders of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the Courtyard by Marriott Newark Liberty International Airport, 600 US 1 & 9, Newark, NJ 07114, 973-643-8500, on August 8, 2019, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect two directors, each to serve for a term of three years or until their successor is duly elected and qualified;

2.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers;

4.	To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for 2019; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 14, 2019, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders will be available for examination by any stockholder at the Annual Meeting and for a period of 10 days before the Annual Meeting at the executive offices of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 8, 2019: The proxy statement and annual report to security holders are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote your proxy online or by telephone.

By Order of the Board of Directors

/s/ Jed A. Latkin

Jed A. Latkin

Chief Executive Officer, Chief Operating Officer
and Chief Financial Officer

Dublin, Ohio
June 28, 2019

NAVIDEA BIOPHARMACEUTICALS, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

August 8, 2019

PROXY STATEMENT

Dated June 28, 2019

GENERAL INFORMATION

Date, Time and Place of Annual Meeting. The Annual Meeting of the Stockholders of Navidea Biopharmaceuticals, Inc. will be held at the Courtyard by Marriott Newark Liberty International Airport, 600 US 1 & 9, Newark, NJ 07114, 973-643-8500, on August 8, 2019, at 9:00 a.m., Eastern Daylight Time.

Solicitation. This proxy statement is furnished to the stockholders of Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Navidea,” the “Company,” “we,” “our,” or “us”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies to be voted at our 2019 Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 8, 2019, and any adjournment thereof. We have elected to furnish proxy materials and our 2018 annual report to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”). On or about June 28, 2019, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our proxy statement and annual report and how to vote online. All other stockholders received a copy of the proxy statement and annual report by mail on or about June 28, 2019. The Notice also contains instructions on how you can elect to receive a printed copy of the proxy statement and annual report, if you only received a Notice by mail. All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Company Address. The mailing address of our principal executive offices is 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017.

Voting Rights. Stockholders of record at the close of business on June 14, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of that date, there were 10,059,406 shares of common stock, par value $0.001 per share (“Common Stock”) outstanding and no shares of any series of preferred stock outstanding (“Preferred Stock”). Each holder of Common Stock of record on June 14, 2019, is entitled to one vote per share held with respect to all matters which may be brought before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or by completing, signing, dating and mailing to us the accompanying proxy card in the postage-prepaid envelope provided.

Authorization. The shares represented by the accompanying proxy will be voted as directed if the proxy is properly completed, signed, and received by us or otherwise properly voted on the Internet or by telephone. The proxy will be voted at the discretion of the persons acting under the proxy to transact such other business as may properly come before the Annual Meeting and any adjournment thereof. If you are a holder of record and you sign, date, and send in your proxy but do not indicate how you want to vote, your proxy will be voted “For” each of the proposals to be voted on at the Annual Meeting.

Revocation. Any stockholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving notice of revocation to the Company, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting in person at the Annual Meeting. Please note, however, if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Tabulation. Under Section 216 of the Delaware General Corporation Law (the “DGCL”) and our bylaws (“Bylaws”), the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by signed proxies that are returned to the Company will be counted toward the quorum even if they are marked as “Abstain,” “Against” or “Withhold Authority” on one or more, or all matters, or they are not marked at all. Brokers, banks, or other nominees who hold their customers’ shares in street name, may, under the applicable rules of the exchanges and other self-regulatory organizations of which such brokers, banks, or other nominees are members, sign and submit proxies for such shares and may vote such shares on routine matters. The proposal to ratify the appointment of Marcum LLP (“Marcum”) as our independent registered public accounting firm is considered a routine matter. Brokers, banks, or other nominees may not vote on matters considered non-routine without specific instructions from the customer who owns the shares. The proposals to elect two directors and to approve the compensation of our named executive officers are not considered routine matters. Proxies signed and submitted by brokers, banks, or other nominees that have not been voted on certain matters are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. We encourage you to provide voting instructions to any broker, bank or other nominee that holds your shares by carefully following the instructions provided in the notice from such entity.

Under the DGCL and our Bylaws, the election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of our Common Stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward a nominee’s achievement of a plurality and, thus, will have no effect.

Under our Bylaws, approval of the proposal relating to the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal. Broker non-votes are disregarded and will have no effect.

The ratification of Marcum as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” each proposal. Broker non-votes are disregarded and will have no effect.

Notwithstanding the foregoing, the proposal relating to the compensation of our named executive officers and the proposal to ratify the appointment of our independent registered public accounting firm are advisory only and are not binding on us. Our Board and Compensation, Nominating and Governance Committee (“CNG Committee”) and our Audit Committee will consider the outcome of the votes on the applicable item in considering what action, if any, should be taken in response to such vote by our stockholders.

Please note that if your shares are held of record by a bank, broker, or other nominee and you provide instructions to that nominee on a form you received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker, or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count. If you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote, no votes will be cast on your behalf for any of the proposals to be considered at the Annual Meeting; except, your bank, broker, or other nominee will continue to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Marcum as our independent registered public accounting firm.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

We presently have five directors on our Board of Directors, comprised of three classes with terms expiring at the Annual Meetings in 2019, 2020 and 2021, respectively, and each containing, two, two, and one director(s), respectively. At the 2019 Annual Meeting, the nominees to the Board of Directors receiving the highest number of votes will be elected as directors to a term of three years expiring in 2022.

Our CNG Committee has nominated Mr. Y. Michael Rice and Dr. S. Kathryn Rouan for election as directors, each to serve for a term of three years. Stockholders may not vote for a greater number of persons than the number of nominees named.

Only “For” or “Withhold Authority” votes are counted in determining whether a plurality has been cast in favor of a director nominee. You cannot abstain in the election of a director, and broker non-votes are not counted. We have no reason to believe that the nominees will not stand for election or serve as directors. In the event that a nominee fails to stand for election, the proxies will be voted for the election of another person designated by the persons named in the proxy. See the section of this proxy statement entitled “General Information—Tabulation.”

Set forth below is current biographical information about our directors, including the qualifications, experience and skills that make them suitable for service as a director. Each listed director’s respective experience and qualifications described below led the CNG Committee to conclude that such director is qualified to serve as a member of our Board of Directors.

The Board of Directors has nominated the following persons to serve as directors of the Company until the 2022 Annual Meeting:

Y. Michael Rice has served as a director of Navidea since May 2016. Mr. Rice is a partner of LifeSci Advisors, LLC and LifeSci Capital, LLC, companies which he co-founded in March 2010. Prior to co-founding LifeSci Advisors and LifeSci Capital, Mr. Rice was the co-head of health care investment banking at Canaccord Adams, where he was involved in debt and equity financing. Mr. Rice was also a Managing Director at ThinkEquity Partners where he was responsible for managing Healthcare Capital Markets, including the structuring and execution of numerous transactions. Prior to that, Mr. Rice served as a Managing Director at Bank of America serving large hedge funds and private equity healthcare funds. Previously, he was a Managing Director at JPMorgan/Hambrecht & Quist. Mr. Rice currently serves on the board of directors of RDD Pharma, a specialty pharmaceuticals company. Mr. Rice received a B.A. from the University of Maryland.

S. Kathryn Rouan, Ph.D., has served as a director of Navidea since December 2018. Dr. Rouan most recently served as the SVP and Head of Projects, Clinical Platforms and Sciences (“PCPS”) at GlaxoSmithKline (“GSK”) from May 2016 to November 2018 following a 29-year career at GSK. The PCPS organization within GSK encompasses the Global Clinical Operations, Statistics and Programming, Clinical Pharmacology, GCP Quality, Third Party Resourcing and Project Management functions and includes approximately 1,800 staff in 20 countries. Dr. Rouan first joined GSK in 1989 with a background in Pharmaceutical Sciences, focusing on formulation development of protein pharmaceuticals.  In 1993, Dr. Rouan moved into Project Leadership and Management becoming VP and Head of Metabolism and Pulmonary Project Management in 1999. She continued to lead Projects in a number of Therapeutic areas including Cardiovascular, Immunoinflammation and Gastroenterology Therapy areas. In 2007, Dr. Rouan led the development, submission and approval of Arzerra (ofatumumab) in refractory chronic lymphocytic leukemia. In 2012, she became Head of Biopharmaceutical Development responsible for delivery of GSK’s portfolio of biopharmaceutical medicines. In December 2013, Dr. Rouan was appointed SVP and Head of R&D Stiefel, GSK’s Dermatology therapy area unit.  Dr. Rouan holds a Ph.D. in Pharmaceutical Sciences from the University of Rhode Island, and a B.Pharm. from the University of London.

The Board of Directors unanimously recommends a vote “FOR” the director nominees named above.

Directors whose terms continue until the 2020 Annual Meeting:

Adam D. Cutler has served as a director of Navidea since December 2018. Mr. Cutler is a biotechnology executive with over 20 years of experience in equity research, investor relations, capital markets, business development, finance, and management consulting.  Mr. Cutler joined Molecular Templates, Inc. as its Chief Financial Officer in November 2017. Prior to that, he was Senior Vice President of Corporate Affairs for Arbutus Biopharma Corporation, where he was responsible for investor relations and contributed to the company’s business development and corporate finance efforts from March 2015 to November 2017. From 2012 to 2015, he was a Managing Director for The Trout Group LLC and Trout Capital LLC, where he executed financings and advised public and private life science companies on investor relations and capital raising strategies.  From 2000 to 2012, Mr. Cutler worked as a biotechnology equity research analyst with Credit Suisse, Canaccord Genuity, JMP Securities, and Bank of America Securities.  He also worked in healthcare consulting as an Analyst at The Frankel Group and a Consultant for Ernst & Young LLP.  He currently serves on the board of directors for Inmed Pharmaceuticals.  He earned his B.A. in Economics from Brandeis University.

Jed A. Latkin has served as a director and Chief Executive Officer of Navidea since October 2018, and as Chief Operating Officer and Chief Financial Officer of Navidea since May 2017. Mr. Latkin also served as Interim Chief Operating Officer of Navidea from April 2016 to April 2017. Mr. Latkin has more than twenty years of experience in the financial industry supporting many investments in major markets including biotechnology and pharmaceuticals. He most recently was employed by Nagel Avenue Capital, LLC since 2010 and in that capacity he provided contracted services as a Portfolio Manager, Asset Based Lending for Platinum Partners Value Arbitrage Fund L.P. Mr. Latkin has been responsible for a large diversified portfolio of asset-based investments in varying industries, including product manufacturing, agriculture, energy, and healthcare. In connection with this role, he served as Chief Executive Officer of End of Life Petroleum Holdings, LLC and Black Elk Energy, LLC, Chief Financial Officer of Viper Powersports, Inc. and West Ventures, LLC, and Portfolio Manager of Precious Capital, LLC. Mr. Latkin served on the Board of Directors for Viper Powersports, Inc. from 2012 to 2013 and served on the boards of directors of the Renewable Fuels Association and Buffalo Lake Advanced Biofuels. Mr. Latkin earned a B.A from Rutgers University and a M.B.A. from Columbia Business School.

Director whose term continues until the 2021 Annual Meeting:

Claudine Bruck, Ph.D., has served as a director of Navidea since March 2018. Dr. Bruck is co-founder and has served as Chief Executive Officer of Prolifagen LLC, a start-up company developing a microRNA-based medicine for tissue regeneration, since June 2016. She is also a course director at University of Pennsylvania’s Institute of Translational Medicine and Applied Technology, a consultant to BioMotiv LLC and a member of the board of directors of QRPharma, a biotechnology company focused on development of medicines for neurodegenerative diseases. Dr. Bruck joined GlaxoSmithKline (“GSK”) to build GSK’s HIV vaccine program in 1985. In her role in GSK’s vaccine group, Dr. Bruck was instrumental in the development of GSK’s HPV vaccine (Cervarix), and headed their cancer vaccine program from inception to Phase 2 before joining the drug discovery group of GSK. She held several roles in the drug discovery group, from Head of Clinical Immunology (2004-2005), to VP and Head of Biology for the Center of Excellence for External Drug Discovery (2005-2008), to VP and Head of a newly formed ophthalmology R&D group (2008-2015). Dr. Bruck holds a Ph.D. in biochemistry from the University of Brussels.

CORPORATE GOVERNANCE

Directors

Set forth below are the names and committee assignments of the persons who constitute our Board of Directors.

Name	Age	Committee(s)

Claudine Bruck, Ph.D.	64	Audit; Compensation, Nominating and Governance (Chair)

Adam D. Cutler	45	Audit (Chair); Compensation, Nominating and Governance

Jed A. Latkin	45	—

Y. Michael Rice	54	Audit; Compensation, Nominating and Governance

S. Kathryn Rouan, Ph.D.	57	Compensation, Nominating and Governance

Director Qualifications

Our Board of Directors believes that individuals who serve on the Board of Directors should have demonstrated notable or significant achievements in their respective field; should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for members of our Board of Directors which are important to our business and its future:

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General Management. Directors who have served in senior leadership positions bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board of Directors, are enhanced by their leadership experience developed at businesses or organizations that operated on a global scale, faced significant competition, or involved other evolving business models.

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Industry Knowledge. Because we are a pharmaceutical development company, education or experience in our industry, including medicine, pharmaceutical development, marketing, distribution, or the regulatory environment, is important because such experience assists our directors in understanding and advising our Company.

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Business Development/Strategic Planning. Directors who have a background in strategic planning, business development, strategic alliances, mergers and acquisitions, and teamwork and process improvement provide insight into developing and implementing strategies for growing our business.

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Finance/Accounting/Control. Knowledge of capital markets, capital structure, financial control, audit, reporting, financial planning, and forecasting are important qualities of our directors because such qualities assist in understanding, advising, and overseeing our Company’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

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Board Experience/Governance. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

Board of Directors Meetings

Our Board of Directors held a total of seven meetings in the fiscal year ended December 31, 2018, and each of the directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees (if any) on which he or she served, except for Dr. Rowinsky, our former Board Chair who resigned from the Board of Directors in March 2018. It is our policy that all directors attend the Annual Meeting of Stockholders. However, conflicts and unforeseen events may prevent the attendance of a director, or directors. All then-current members of our Board of Directors attended the 2018 Annual Meeting of Stockholders in person.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board of Directors has determined that it is generally in the best interests of the Company and its stockholders that the roles of Board Chair and Chief Executive Officer be held by different individuals within our organization. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Board Chair provides strategic guidance, presides over meetings of the full Board of Directors, and acts as the lead independent director. The Board of Directors believes that this structure helps facilitate the role of the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Board Chair also acts as a key liaison between the Board of Directors and management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, our independent directors have executive sessions led by the Board Chair. Our Board Chair acts as a liaison between the independent directors and the Chief Executive Officer regarding any specific feedback or issues following an executive session of independent directors, provides the Chief Executive Officer with input regarding agenda items for Board of Director and committee meetings, and coordinates with the Chief Executive Officer regarding information to be provided to the independent directors in performing their duties. From time to time, particularly during periods of leadership transition, a lead independent director may be appointed until an independent Board Chair is named. Mr. Y. Michael Rice is our current Board Chair.

Our Chief Executive Officer and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to overall company portfolio and impact on earnings, (iii), oversight for information technology security and risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the CNG Committee.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or committee.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002, Section 301, Rule 10A-3 under the Exchange Act and Section 803A of the NYSE American Company Guide. Our Board of Directors has determined that Drs. Bruck and Rouan, and Messrs. Cutler and Rice, meet the independence requirements.

 Compensation, Nominating and Governance Committee

The CNG Committee of the Board of Directors discharges the Board’s responsibilities relating to the compensation of the Company's directors, executive officers and associates, identifies and recommends to the Board of Directors nominees for election to the Board, and assists the Board in the implementation of sound corporate governance principles and practices. With respect to its compensation functions, the CNG Committee evaluates and approves executive officer compensation and reviews and makes recommendations to the Board with respect to director compensation, including incentive or equity-based compensation plans; reviews and evaluates any discussion and analysis of executive officer and director compensation included in the Company’s annual report or proxy statement, and prepares and approves any report on executive officer and director compensation for inclusion in the Company’s annual report or proxy statement required by applicable rules and regulations; and monitors and evaluates, at the Committee’s discretion, matters relating to the compensation and benefits structure of the Company and such other domestic and foreign subsidiaries or affiliates, as it deems appropriate. The members of our CNG Committee are: Claudine Bruck, Ph.D. (Chair), Adam D. Cutler, Y. Michael Rice, and S. Kathryn Rouan, Ph.D.

The CNG Committee did not hold any meetings in the fiscal year ended December 31, 2018 because compensation- and nomination-related discussions were held by the full Board. However, the CNG Committee did adopt resolutions by unanimous written consent related to Mr. Latkin’s October 1, 2018 Employment Agreement. The Board of Directors adopted a written Compensation, Nominating and Governance Committee Charter on February 26, 2009. A copy of the Compensation, Nominating and Governance Committee Charter is posted on the Company’s website at www.navidea.com.

The CNG Committee strives to provide fair compensation to executive officers based on their performance and contribution to the Company and to provide incentives that attract and retain key executives, instill a long-term commitment to the Company, and develop a sense of pride and Company ownership, all in a manner consistent with stockholder interests. In addition, the CNG Committee strives to provide fair compensation to directors, taking into consideration compensation paid to directors of comparable companies and the specific duties of each director.

With respect to its nominating and governance functions, the CNG Committee’s purpose is to:

●

Assist the Board of Directors by identifying individuals qualified to become board members, and recommend to the Board of Directors the director nominees whenever directors are to be appointed or elected, whether at the next annual meeting of stockholders or otherwise;

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Review the qualifications and independence of the members of the Board of Directors and its various committees on a periodic basis and make any recommendations to the Board of Directors which the CNG Committee may deem appropriate concerning any recommended changes in the composition or membership of the Board of Directors, or any of its committees;

●	Develop and recommend to the Board of Directors any policies it may deem appropriate with regard to consideration of director candidates to be recommended to security holders;

●	Develop and recommend to the Board of Directors corporate governance principles applicable to the Company;

●	Conduct the annual review of the performance of the Board of Directors, the committees of the Board of Directors and Company’s executive management;

●	Recommend to the Board of Directors director nominees for each committee; and

●	Develop and recommend to the Board of Directors any policies or processes it may deem appropriate for security holders to send communications to the Board of Directors.

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Board candidates are considered based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for long term interests of stockholders, and personal integrity and judgment. In addition, directors must have available time to devote to board activities and to enhance their knowledge of the industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The CNG Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by the CNG Committee in determining candidates for the Board of Directors.

The CNG Committee and the Board of Directors consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board of Directors. The CNG Committee and the Board of Directors prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education. We aim to develop a board whose membership is diverse in many ways, including race, gender, and ethnicity. The Board recognizes that these attributes can play a role in enhancing the dynamics of a board, and we are committed to continuing to make progress in achieving these goals.

In September 2017, the Board of Directors adopted formal resolutions requiring the Board of Directors to ensure that our board nominees are chosen from a pool that includes female or minority candidates, and affirming its commitment to a policy of inclusiveness to ensure that:

●	Female or minority candidates are routinely sought as part of every board search undertaken by the Company;

●	The Board of Directors strives to obtain diverse candidates by expanding director searches to include nominees from the non-traditional backgrounds, including those in government and academia; and

●	Board composition shall be periodically revisited to ensure that it reflects the knowledge, experience, skills, expertise, and diversity required for the Board of Directors to fulfill its duties.

Following the adoption of these resolutions, two of the Company’s five directors (50% of the non-employee directors) are now women.

Our Board of Directors will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible director candidates to be considered by our Board of Directors:

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such recommendations must be provided to the Board of Directors c/o Corporate Secretary, Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017, in writing at least 120 days prior to the one-year anniversary date of the Company’s proxy statement released to stockholders in connection with this year’s annual meeting; provided, however, that if the date of the current year’s annual meeting is more than 30 days before or after the first anniversary of the most recently concluded annual meeting, such notice shall be delivered to the Company not more than seven days after the date of the notice of the annual meeting.

●	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act;

●	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate; and

●	the stockholder must follow the procedures set forth in Article III, Section 2 of our Bylaws.

Audit Committee

The Audit Committee of the Board of Directors selects our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles that we use in financial reporting, and the adequacy of our internal control procedures. The current members of our Audit Committee are: Adam D. Cutler (Chair), Claudine Bruck, Ph.D., and Y. Michael Rice, each of whom is “independent” under Section 803A of the NYSE American Company Guide. From August 14, 2018 through January 1, 2019, the members of our Audit Committee were: Mr. Rice (Chair) and Dr. Bruck. From March 15, 2018 to August 14, 2018, the members of our Audit Committee were: Mr. Rice (Chair), Dr. Bruck and Dr. Greene. From January 1, 2018 to March 15, 2018, the members of our Audit Committee were: Mr. Rice (Chair), Dr. Greene and Dr. Rowinsky. The Board of Directors has determined that Mr. Cutler and Mr. Rice meet the requirements of an “audit committee financial expert” as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee held four meetings in the fiscal year ended December 31, 2018. The Board of Directors adopted a written Amended and Restated Audit Committee Charter on April 30, 2004. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.navidea.com.

Stockholder Communications

Stockholders may send communications to our Board of Directors, or to individual directors, by mailing communications in writing to Navidea Biopharmaceuticals, Inc., c/o Corporate Secretary, 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

Executive Officers

In addition to Mr. Latkin, the following individual is a senior executive officer of Navidea and serves in the position indicated below:

Name	Age	Position

Michael S. Rosol, Ph.D.	51	Chief Medical Officer

Michael S. Rosol, Ph.D., has served as Chief Medical Officer of Navidea since December 2018. Prior to joining Navidea, Dr. Rosol served as Associate Director in the Clinical and Translational Imaging Group at Novartis Institutes for BioMedical Research from November 2016 to December 2018. Before that, he held positions as Senior Director of Business Development at Elucid Bioimaging, Inc. where he drove adoption of its Computer-Aided Phenotyping applications from May 2016 to November 2016, and as Chief Scientific Officer of MediLumine, Inc. from October 2015 to May 2016. Prior to those roles, he was the Head of the Translational Imaging Group at Novartis Pharmaceuticals Group from October 2012 to March 2015. His training and experience lie in the fields of biophysics, physiology, and biological/medical imaging, and his work has focused on cardiovascular imaging, preclinical and clinical imaging instrumentation and applications, animal models of human disease, pathophysiology, biomarkers, and imaging in toxicological and clinical trials. He has also served as faculty in Radiology and Director of two academic research imaging facilities. Dr. Rosol holds a Ph.D. from Boston University School of Medicine.

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company to include in its proxy statement an advisory vote on named executive officer compensation at least once every three years. In 2017, following the approval of our stockholders on an advisory, non-binding, basis we decided to include a stockholder vote on the compensation of our named executive officers in our proxy materials every two years, until the next required vote on the frequency of stockholder votes on the compensation of named executive officers. The last advisory vote on the compensation of our named executive officers occurred in 2017.

We ask that you indicate your approval of the compensation paid to our named executive officers as described in this proxy statement under the heading “Executive Compensation,” which includes compensation tables and narratives included elsewhere in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the CNG Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The CNG Committee has structured its executive compensation programs primarily to motivate executives to achieve the business goals established by the Company and reward executives for meeting business goals and delivering superior performance as measured against those business goals.

For the reasons discussed above and in this proxy statement under the heading “Executive Compensation,” the Board of Directors recommends that stockholders vote to approve the following resolution:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion in this proxy statement, is approved on an advisory, non-binding basis.”

The Board of Directors recommends that our stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in this proxy statement.

EXECUTIVE COMPENSATION

On April 26, 2019, the Company effected a one-for-twenty reverse stock split of its issued and outstanding shares of common stock. As a result of the reverse split, each twenty pre-split shares of common stock outstanding automatically combined into one new share of common stock. The number of outstanding common shares was reduced from approximately 201.0 million to approximately 10.1 million shares. Share amounts and prices disclosed in this proxy statement have been restated, as required, to reflect the reverse stock split as if it had occurred on January 1, 2018.

Compensation Discussion and Analysis

Overview of Compensation Program. The CNG Committee of the Board of Directors is responsible for establishing and implementing our compensation policies applicable to senior executives and monitoring our compensation practices. The CNG Committee seeks to maintain compensation plans that are fair, reasonable and competitive. The CNG Committee is responsible for reviewing and approving senior executive compensation, awards under our cash bonus plan, and awards under our equity-based compensation plans.

Philosophy and Goals of Executive Compensation Plans. The CNG Committee’s philosophy for executive compensation is to:

●

Pay for performance: The CNG Committee believes that our executives should be compensated based upon their ability to achieve specific operational and strategic results. Therefore, our compensation plans are designed to provide rewards for the individual’s contribution to our performance.

●

Pay commensurate with other companies categorized as value creators: The CNG Committee has set a goal that the Company should move toward compensation levels for senior executives that are, at a minimum, at the 40th to 50th percentile for similar executives in the workforce while taking into account current market conditions and Company performance. This allows us to attract, hire, reward and retain senior executives who formulate and execute our strategic plans and drive exceptional results.

To assess whether our programs are competitive, the CNG Committee reviews compensation information of peer companies, national data and trends in executive compensation to help determine the appropriateness of our plans and compensation levels. These reviews, and the CNG Committee’s commitment to pay for performance, become the basis for the CNG Committee’s decisions on compensation plans and individual executive compensation payments.

The CNG Committee has approved a variety of programs that work together to provide a combination of basic compensation and strong incentives. While it is important for us to provide certain base level salaries and benefits to remain competitive, the CNG Committee’s objective is to provide compensation plans with incentive opportunities that motivate and reward executives for consistently achieving superior results. The CNG Committee designs our compensation plans to:

●	Reward executives based upon overall company performance, their individual contributions and creation of stockholder value;

●	Encourage executives to make a long-term commitment to our Company; and

●	Align executive incentive plans with the long-term interests of stockholders.

The CNG Committee reviews individual compensation levels at least annually. During the review process, the CNG Committee addresses the following questions:

●	Do any existing compensation plans need to be adjusted to reflect changes in competitive practices, different market circumstances or changes to our strategic initiatives?

●	Should any existing compensation plans be eliminated or new plans be added to the executive compensation programs?

●	What are the compensation-related objectives for our compensation plans for the upcoming fiscal year?

●	Based upon individual performance, what compensation modifications should be made to provide incentives for senior executives to perform at superior levels?

In addressing these questions, the CNG Committee considers input from management, outside compensation experts and published surveys of compensation levels and practices.

The CNG Committee does not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. As noted below, our incentive-based compensation has historically been tied to Company financial performance (e.g., revenue, gross margin or budgeted expense targets) or product development goals (e.g., clinical trial progress or regulatory milestones). Following the Asset Sale to Cardinal Health 414 in March 2017, incentive-based compensation goals have been more focused on development goals as we work to develop additional product candidates. The CNG Committee believes that the existence of these performance incentives creates a strong motivation for Company employees to contribute towards the achievement of strong, sustainable performance, and believes that the Company has a strong set of internal controls that minimize the risk that financial performance can be misstated in order to achieve incentive compensation payouts.

In addition to the aforementioned considerations, the CNG Committee also takes into account the outcome of stockholder advisory (“say-on-pay”) votes on the compensation of our Chief Executive Officer, Chief Financial Officer, and our next three highest-paid executive officers (the “Named Executive Officers”). At the Annual Meeting of Stockholders held on June 29, 2017, approximately 75% of our stockholders voted in favor of the resolution relating to the compensation of our Named Executive Officers. The CNG Committee believes this affirmed stockholders’ support of the Company’s executive compensation program. The CNG Committee will continue to consider the results of future say-on-pay votes when making future compensation decisions for the executive officers. Also at the Annual Meeting of Stockholders on June 29, 2017, approximately 40% of our stockholders, representing the most votes received, voted in favor of holding “say-on-pay” votes every two years. In accordance with the results of this vote, the Company will hold an advisory vote to approve the compensation of the Company’s Named Executive Officers every two years until the next required vote on the frequency of advisory votes on executive compensation at the Company’s Annual Meeting of Stockholders to be held in 2023.

Scope of Authority of the CNG Committee. The Board of Directors has authorized the CNG Committee to establish the compensation programs for all executive officers and to provide oversight for compliance with our compensation philosophy. The CNG Committee delegates the day-to-day administration of the compensation plans to management (except with respect to our executive officers), but retains responsibility for ensuring that the plan administration is consistent with the Company’s policies. Annually, the CNG Committee sets the compensation for our executive officers, including objectives and awards under incentive plans. The Chief Executive Officer provides input for the CNG Committee regarding the performance and appropriate compensation of the other officers. The CNG Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other officers because of his direct knowledge of each officer’s performance and contributions. The CNG Committee also makes recommendations to the Board of Directors on appropriate compensation for the non-employee directors. In addition to overseeing the compensation of executive officers, the CNG Committee approves awards under short-term cash incentive and long-term equity-based compensation plans for all other employees. For more information on the CNG Committee’s role, see the CNG Committee’s charter, which can be found on our website at www.navidea.com.

Independent Compensation Expertise. The CNG Committee is authorized to periodically retain independent experts to assist in evaluating executive compensation plans and in setting executive compensation levels. These experts provide information on trends and best practices so the CNG Committee can formulate ongoing plans for executive compensation. The CNG Committee retained Board Advisory, LLC (“Board Advisory”) as its independent consultant to assist in the determination of the reasonableness and competitiveness of the compensation levels of its President and Chief Executive Officer for fiscal 2018, and of its Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, Chief Medical Officer, and Board of Directors for fiscal 2019. No conflict of interest exists that would prevent Board Advisory from serving as independent consultant to the CNG Committee.

For fiscal 2018, Board Advisory performed a benchmark compensation review of our President and Chief Executive Officer. For fiscal 2019, Board Advisory performed a benchmark compensation review of our key executive positions, including our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, Chief Medical Officer, and our Board of Directors. Board Advisory utilized published survey and proxy reported data from compensation peers, with market data aged to February 1, 2018 and January 1, 2019, respectively, by an annualized rate of 3.0%, the expected pay increase in both 2018 and 2019 for executives in the life sciences industry.

In evaluating appropriate executive compensation, it is common practice to set targets at a point within the competitive marketplace. The CNG Committee sets its competitive compensation levels based upon its compensation philosophy. Following completion of the Board Advisory study for 2019, the CNG Committee noted that the total cash compensation of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is between the 50th and 75th percentile for an established peer group of companies. The CNG Committee also noted that the total cash compensation of our Chief Medical Officer is significantly below the market rate for this position.

Peer Group Companies. In addition to independent survey analysis, in 2018 and 2019 the CNG Committee reviewed the compensation levels at specific competitive benchmark companies. With input from management and Board Advisory, the CNG Committee chose the peer companies because they are developmental life sciences companies, have market capitalization between approximately $20 million and $350 million and have comparable key executive positions. While the specific plans for these companies may or may not be used, it is helpful to review their compensation data to provide benchmarks for the overall compensation levels that will be used to attract, hire, retain and motivate our executives.

As competitors and similarly situated companies that compete for the same executive talent, the CNG Committee determined that the following peer group companies most closely matched the responsibilities and requirements of our executives:

AcelRx Pharmaceuticals, Inc.	Idera Pharmaceuticals, Inc.
Anthera Pharmaceuticals, Inc.	Immune Design Corporation
Aradigm Corporation	Innovation Pharmaceuticals, Inc.
Argos Therapeutics, Inc.	Invitae Corporation
CareDx, Inc.	Invuity, Inc.
Cascadian Therapeutics, Inc.	Lipocine, Inc.
ContraFect Corporation	Mirati Therapeutics, Inc.
Curis, Inc.	Sonoma Pharmaceuticals, Inc.
CytoDyn, Inc.	Sorrento Therapeutics, Inc.
Endocyte, Inc.	T2 Biosystems, Inc.
Genocea Biosciences, Inc.	Utah Medical Products, Inc.
iCad, Inc.

Board Advisory and the CNG Committee used the publicly available compensation information for these companies to analyze our competitive position in the industry. Base salaries and short-term and long term incentive plans of the executives of these companies were reviewed to provide background and perspective in analyzing the compensation levels for our executives.

Specific Elements of Executive Compensation

Base Salary. Using information gathered by Board Advisory, peer company data, national surveys, general compensation trend information and recommendations from management, the CNG Committee approved the fiscal 2018 base salary for our President and Chief Executive Officer. Base salaries for senior executives are set using the CNG Committee’s philosophy that compensation should be competitive and based upon performance. Executives should expect that their base salaries, coupled with a cash bonus award, would provide them the opportunity to be compensated at or above the competitive market at the 40th to 50th percentile.

Based on competitive reviews of similar positions, industry salary trends, overall company results and individual performance, salary increases may be approved from time to time. The CNG Committee reviews and approves base salaries of all executive officers. In setting specific base salaries for fiscal 2018, the CNG Committee considered published proxy data for similar positions at peer group companies.

The following table shows the changes in base salaries for the Named Executive Officers that were approved for fiscal 2018 compared to the approved salaries for fiscal 2017:

Named Executive Officer	(a) Fiscal 2018 Base Salary	(a) Fiscal 2017 Base Salary	Change(b)
Jed A. Latkin (c)	$475,000	$325,000	46.2%
Michael M. Goldberg, M.D. (d)	400,000	400,000	0.0%
Frederick O. Cope, Ph.D. (e)	279,130	279,130	0.0%
Michael S. Rosol, Ph.D. (f)	205,000	—	—

(a)

The amount shown for fiscal 2018 and 2017 is the approved annual salary of the Named Executive Officer in effect at the end of each year, or at the date of separation. The actual amount paid to the Named Executive Officer during fiscal 2018 and 2017 is shown under “Salary” in the Summary Compensation table below.

(b)	Due to the Company’s financial difficulties in 2018, Named Executive Officers did not receive salary increases in 2018, except for Mr. Latkin.
(c)

Mr. Latkin received an increase in base salary in connection with his appointment as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company effective October 1, 2018.

(d)	Dr. Goldberg separated from the Company effective August 14, 2018.
(e)	Dr. Cope separated from the Company effective October 30, 2018.
(f)	Dr. Rosol commenced employment with the Company effective December 17, 2018.

The following table shows the base salaries for the Named Executive Officers that were approved for fiscal 2019 compared to the approved salaries for fiscal 2018:

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2018 Base Salary	Change(a)
Jed A. Latkin	$475,000	$475,000	0.0%
Michael S. Rosol, Ph.D.	205,000	205,000	0.0%

(a)	Due to Mr. Latkin’s recent promotion and Dr. Rosol’s recent hiring, they did not receive salary increases in 2019.

Short-Term Incentive Compensation. Our executive officers, along with all of our employees, are eligible to participate in our annual cash bonus program, which has four primary objectives:

●	Attract, retain and motivate top-quality executives who can add significant value to the Company;

●	Create an incentive compensation opportunity that is an integral part of the employee’s total compensation program;

●	Reward participants’ contributions to the achievement of our business results; and

●	Provide an incentive for individuals to achieve corporate objectives that are tied to our strategic goals.

The cash bonus compensation plan provides each participant with an opportunity to receive an annual cash bonus based on our Company’s performance during the fiscal year. Cash bonus targets for senior executives are determined as a percentage of base salary, based in part on published proxy data for similar positions at peer group companies. The following are the key provisions of the cash bonus compensation plan:

●

The plan is administered by the CNG Committee, which has the power and authority to establish, adjust, pay or decline to pay the cash bonus for each participant, including the power and authority to increase or decrease the cash bonus otherwise payable to a participant. However, the Committee does not have the power to increase, or make adjustments that would have the effect of increasing, the cash bonus otherwise payable to any executive officer. The Committee has the right to delegate to the Chief Executive Officer its authority and responsibilities with respect to the cash bonuses payable to employees other than executive officers.

●	All Company employees are eligible to participate, except interns.

●	The CNG Committee is responsible for specifying the terms and conditions for earning cash bonuses, including establishing specific performance objectives.

●

As soon as reasonably practicable after the end of each fiscal year, the CNG Committee determines whether and to what extent each specified business performance objective has been achieved and the amount of the cash bonus to be paid to each participant.

In June 2018, the Board of Directors established the fiscal 2018 targets and performance measures for all Company employees. For fiscal 2018, the cash bonus for each executive officer was a function of the designated target bonus amount and certain business performance objectives, weighted as a percentage of the total target amount. The business performance objectives established for fiscal 2018 were as follows:

●	Achievement of various development goals for diagnostic applications of the Company’s Manocept platform, subject to a maximum 75% reduction of bonus if not achieved, including:

o	Complete the Company’s IV dosing study for RA;

o	Complete the Company’s IV dosing study for NASH;

o	Initiate an IV dosing study for CV; and

o	Complete a development plan for imaging active M1-mediated inflammation, RA diagnosis and/or monitoring.

●	Achievement of various development goals for therapeutic applications of the Company’s Manocept platform, subject to a maximum 15% reduction of bonus if not achieved, including:

o	Complete a development plan for treating active M1-mediated inflammation, demonstration for potential partners for systemic applications;

o	Complete a development plan for an orphan disease indication;

o	Complete animal testing by two corporate entities for possible partnering; and

o	Pursue new backbone efforts – lower molecular weight, new polymer with range of molecular weights.

●	Achievement of various development goals for new formulations, subject to a maximum 10% reduction of bonus if not achieved, including:

o	Get a lab operational, with all equipment acquired and on-site;

o	Pursue topical as well as oral formulations with new lower molecular weight agents; and

o	Develop a new isotope for PET imaging and fluorescent probe for next generation.

For fiscal 2018, the Board of Directors determined the cash bonus targets for Named Executive Officers as follows:

Named Executive Officer	Target Cash Bonus (% of Salary)	Target Cash Bonus ($ Amount)
Jed A. Latkin (a)	75.0%	$356,250
Michael M. Goldberg, M.D. (b)	75.0%	300,000
Frederick O. Cope, Ph.D. (c)	35.0%	97,696
Michael S. Rosol, Ph.D. (d)	35.0%	71,750

(a)

Mr. Latkin was promoted to Chief Executive Officer effective October 1, 2018. Any cash bonus awarded to Mr. Latkin related to fiscal 2018 will be pro-rated based on the weighted average amount of his base salary during 2018.

(b)

Dr. Goldberg separated from the Company effective August 14, 2018. Any bonus awarded for fiscal 2018 will be paid to Dr. Goldberg in accordance with his termination agreement. Additional information regarding Dr. Goldberg’s termination agreement, dated August 14, 2018, is disclosed in “Post-Employment Compensation,” below.

(c)	Dr. Cope separated from the Company effective October 30, 2018 and therefore will not be paid a bonus for fiscal 2018.
(d)	Dr. Rosol commenced employment with the Company effective December 17, 2018. Any bonus awarded for fiscal 2018 will be pro-rated from Dr. Rosol’s effective date of employment.

On February 7, 2019, the Board of Directors determined the amounts to be awarded as 2018 bonuses to all employees, including the Named Executive Officers. The Board of Directors recognized the achievement of all 2018 bonus goals and thus awarded bonuses at 100% of target amounts for all employees.

Long-Term Incentive Compensation. All Company employees are eligible to receive equity awards in the form of stock options or restricted stock. Equity instruments awarded under the Company’s equity-based compensation plan are based on the following criteria:

●	Analysis of competitive information for comparable positions;

●	Evaluation of the value added to the Company by hiring or retaining specific employees; and

●	Each employee’s long-term potential contributions to our Company.

Although equity awards may be made at any time as determined by the CNG Committee, they are generally made to all full-time employees once per year or on the recipient’s hire date in the case of new-hire grants.

Equity-based compensation is an effective method to align the interests of stockholders and management and focus management’s attention on long-term results. When awarding equity-based compensation the CNG Committee considers the impact the participant can have on our overall performance, strategic direction, financial results and stockholder value. Therefore, equity awards are primarily based upon the participant’s position in the organization, competitive necessity and individual performance. Stock option awards have vesting schedules over several years to promote long-term performance and retention of the recipient, and restricted stock awards may include specific performance criteria for vesting or vest over a specified period of time. We did not grant equity awards to our Named Executive Officers in 2018.

Other Benefits and Perquisites. The Named Executive Officers are generally eligible to participate in other benefit plans on the same terms as other employees. These plans include medical, dental, vision, disability and life insurance benefits, and our 401(k) retirement savings plan (the “401(k) Plan”).

Our paid time off (“PTO”) policy allows employees to carry up to 40 hours of unused PTO time forward to the next fiscal year. Any unused PTO time in excess of the amount eligible for rollover is generally forfeited.

Our Named Executive Officers are considered “key employees” for purposes of Internal Revenue Code (“IRC”) Section 125 Plan non-discrimination testing. Based on such non-discrimination testing, we determined that our Section 125 Plan was “top-heavy” for fiscal 2017. Accordingly, our key employees were ineligible to participate in the Section 125 Plan and were unable to pay their portion of medical, dental, and vision premiums on a pre-tax basis during fiscal 2017. As a result, the Company reimbursed its key employees an amount equal to the lost tax benefit. For fiscal 2018, we have determined that our Section 125 Plan is no longer “top-heavy.” Accordingly, our key employees are eligible to participate in the Section 125 Plan and may pay their portion of medical, dental and vision premiums on a pre-tax basis beginning January 1, 2018.

We pay group life insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides life insurance coverage at two times the employee’s annual salary plus $10,000, up to a maximum of $400,000.

We also pay group long-term disability insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides long-term disability insurance coverage at 60% of the employee’s annual salary, up to a maximum of $10,000 per month, beginning 180 days after the date of disability and continuing through age 65.

401(k) Retirement Plan. All employees are given an opportunity to participate in our 401(k) Plan, following a new-hire waiting period. The 401(k) Plan allows participants to have pre-tax amounts withheld from their pay and provides for a discretionary employer matching contribution (currently, a 40% match up to 5% of salary in the form of our common stock). Participants may invest their contributions in various fund options, but are prohibited from investing their contributions in our common stock. Participants are immediately vested in both their contributions and Company matching contributions. The 401(k) Plan qualifies under section 401 of the Internal Revenue Code, which provides that employee and company contributions and income earned on contributions are not taxable to the employee until withdrawn from the Plan, and that we may deduct our contributions when made.

Employment Agreements

Jed A. Latkin. Mr. Latkin is employed under a 24-month employment agreement effective through September 30, 2020. The employment agreement provides for an annual base salary of $475,000. For the calendar year ending December 31, 2018, the CNG Committee determined that the maximum bonus payment to Mr. Latkin would be $356,250.

Mr. Latkin’s employment agreement also provides for post-employment compensation based on the reason for termination:

●	For Cause – All salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Mr. Latkin.

●

Resignation – All salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Mr. Latkin, except that the Company shall pay the value of any accrued but unused PTO, and the amount of all accrued but previously unpaid salary through the date of termination.

●

Death – All salary, benefits and other payments shall cease at the time of death, provided, however, that the Company shall pay such other benefits required to be paid or provided to Mr. Latkin’s estate under any plan, program, policy, practice, contract, or arrangement in which Mr. Latkin is eligible to receive such payments or benefits from the Company, for the longer of 12 months or the full unexpired term of the employment agreement. The Company shall also pay to Mr. Latkin’s estate the value of any accrued but unused PTO and the amount of any accrued but previously unpaid salary through the date of death.

●

Disability – All salary, benefits and other payments shall cease at the time of termination due to disability, provided, however, that the Company shall pay such other benefits required to be paid or provided to Mr. Latkin under any plan, program, policy, practice, contract, or arrangement in which Mr. Latkin is eligible to receive such payments or benefits from the Company, for the longer of 12 months or the full unexpired term of the employment agreement. In addition, the Company will pay the balance of Mr. Latkin’s regular salary not replaced by disability insurance coverage for six months following the date of disability. The Company shall also pay to Mr. Latkin the value of any accrued but unused PTO and the amount of any accrued but previously unpaid salary through the date of such termination.

●

Without Cause or by Mr. Latkin for Good Reason – The Company shall pay the value of any accrued but unused PTO, and the amount of all accrued but previously unpaid salary through the date of termination. In addition, the Company will pay a severance equal to base salary in effect at the time of termination during the period of time from the date of termination through the date that is 12 months following termination, plus an additional two months for every fully completed year of employment (the “Severance Period”). The Company will also pay the unpaid bonus, if any, for the year in which the termination occurs, prorated to the date of termination. In addition, certain share options shall vest immediately and shall be exercisable for the Severance Period (but not beyond the original expiration date). The Company will also pay such other benefits required to be paid or provided to Mr. Latkin under any plan, program, policy, practice, contract, or arrangement in which Mr. Latkin is eligible to receive such payments or benefits from the Company, for the duration of the Severance Period.

●	End of Term – The Company shall pay the value of any accrued but unused PTO, and the amount of all accrued but previously unpaid salary through the date of termination.

●

Change in Control – The Company will pay a severance equal to: (1) base salary in effect at the time of termination during the Severance Period; (2) a bonus equal to one year of base salary in effect at the time of termination, plus an additional two months of base salary for every fully completed year of employment and a bonus equal to the maximum allowable bonus in effect at the time of termination, plus an additional two months of prorated bonus for every fully completed year of employment; and (3) without duplication to (2), the unpaid bonus, if any, for the year in which the termination occurs, prorated to the date of termination. In addition, certain share options shall vest immediately.

Report of Compensation, Nominating and Governance Committee

The CNG Committee is responsible for establishing, reviewing and approving the Company’s compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to the Company’s directors and officers, reviewing and determining cash and equity awards for the Company’s officers and other employees, and administering the Company’s equity incentive plans.

In this context, the CNG Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the CNG Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Compensation, Nominating
and Governance Committee

Claudine Bruck, Ph.D. (Chair)
Adam D. Cutler
Y. Michael Rice
S. Kathryn Rouan, Ph.D.

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

The current members of our CNG Committee are: Claudine Bruck, Ph.D. (Chair), Adam D. Cutler, Y. Michael Rice, and S. Kathryn Rouan, Ph.D. None of these individuals were at any time during the fiscal year ended December 31, 2018, or at any other time, an officer or employee of the Company.

No director who served on the CNG Committee during 2018 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the CNG Committee during 2018.

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of our Named Executive Officers for the last three fiscal years.

Summary Compensation Table for Fiscal 2018

Named Executive Officer	Year	Salary	Stock Awards	(a) Option Awards	(b) Non-Equity Incentive Plan Compensation	(c) All Other Compensation	Total Compensation
Jed A. Latkin (d)	2018	$362,500	$—	$—	$271,875	$5,500	$639,875
Chief Executive Officer,	2017	316,458	—	125,833	366,653	5,429	814,373
Chief Operating Officer and	2016	163,309	—	39,992	—	—	203,301
Chief Financial Officer

Michael M. Goldberg (e)	2018	$250,000	$—	$—	$225,000	$1,017,722	$1,492,722
President and	2017	427,222	—	—	410,768	8,067	846,057
Chief Executive Officer	2016	83,077	—	—	—	436	83,513

Frederick O. Cope, Ph.D. (f)	2018	$242,409	$—	$—	$—	$5,500	$247,909
Senior Vice President and	2017	279,130	—	—	97,969	6,906	383,732
Chief Scientific Officer	2016	279,130	—	—	54,710	6,735	340,575

Michael S. Rosol, Ph.D. (g)	2018	$8,542	$—	$—	$2,949	$—	$11,491
Chief Medical Officer	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—

(a)

Amount represents the aggregate grant date fair value of stock options in accordance with FASB ASC Topic 718. Assumptions made in the valuation of option awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.

(b)

Amount represents the total non-equity incentive plan amounts which have been approved by the Board of Directors as of the date this filing, and are disclosed for the year in which they were earned (i.e., the year to which the service relates).

●

On April 25, 2017, the Board of Directors awarded a cash bonus to each of Dr. Goldberg and Mr. Latkin in recognition of the successful closing of the Company’s sale of certain assets to Cardinal Health 414, LLC, which occurred on March 3, 2017.

●

On February 20, 2018, the Board of Directors determined that fifty percent of the 2017 bonus amount payable would be paid in stock in lieu of cash for all employees except Dr. Goldberg and Mr. Latkin, who will receive one hundred percent of their bonuses in cash, to be paid following achievement of certain additional goals set by the Board. As such, Dr. Cope was awarded 6,785 shares of common stock of the Company valued at $7.20 per share, the closing price of Navidea’s common stock on February 20, 2018. On June 29, 2018, the Board of Directors determined that the remaining fifty percent of the 2017 bonus amount payable would be paid in stock in lieu of cash for all employees except Dr. Goldberg and Mr. Latkin. As such, Dr. Cope was awarded 10,620 shares of common stock of the Company valued at $4.60 per share, the closing price of Navidea’s common stock on June 29, 2018. Since these shares represent incentive compensation earned in 2017, they are reported in this column, and not included in the column “Stock Awards.”

●

For fiscal 2016, the Board of Directors determined that a portion of the 2016 bonus amount payable would be paid in stock in lieu of cash. The portion of the 2016 bonus amount payable in cash is either fifty percent or thirty-three percent, as determined by the Board of Directors. As such, Dr. Cope was awarded 3,525 shares of common stock of the Company valued at $10.40 per share, the closing price of Navidea’s common stock on February 6, 2017. Since these shares represent incentive compensation earned in 2016, they are reported in this column, and not included in the column “Stock Awards.” The cash portion of the 2016 bonus awards was paid on March 15, 2017. The Board of Directors did not award bonuses to Dr. Goldberg and Mr. Latkin for 2016.

(c)	Amount represents additional compensation as disclosed in the All Other Compensation table below.
(d)	Mr. Latkin commenced employment with the Company effective April 21, 2016.
(e)

Dr. Goldberg commenced employment with the Company effective September 22, 2016, and separated from the Company effective August 14, 2018. Additional information regarding Dr. Goldberg’s termination agreement, dated August 14, 2018, is disclosed in “Post-Employment Compensation,” below.

(f)	Dr. Cope separated from the Company effective October 30, 2018.
(g)	Dr. Rosol commenced employment with the Company effective December 17, 2018.

All Other Compensation

The following table describes each component of the amounts shown in the “All Other Compensation” column in the Summary Compensation table above.

All Other Compensation Table for Fiscal 2018

Named Executive Officer	Year	Severance	(a) Reimbursement of Additional Tax Liability Related to Insurance Premiums	(b) 401(k) Plan Employer Matching Contribution	Total All Other Compensation
Jed A. Latkin	2018	$—	$—	$5,500	$5,500
	2017	—	29	5,400	5,429
	2016	—	—	—	—

Michael M. Goldberg, M.D. (c)	2018	$1,012,552	$—	$5,170	$1,017,722
	2017	—	2,667	5,400	8,067
	2016	—	436	—	436

Frederick O. Cope, Ph.D.	2018	$—	$—	$5,500	$5,500
	2017	—	1,506	5,400	6,906
	2016	—	1,435	5,300	6,735

Michael S. Rosol, Ph.D.	2018	$—	$—	$—	$—
	2017	—	—	—	—
	2016	—	—	—	—

(a)

Amount represents reimbursement of the lost tax benefit due to the 2016 and 2017 ineligibility of our Named Executive Officers to pay their portion of medical, dental, and vision premiums on a pre-tax basis under our IRC Section 125 Plan.

(b)	Amount represents the value of the common stock accrued for contribution to the Named Executive Officer’s account in our 401(k) Plan as calculated on a quarterly basis.
(c)

Dr. Goldberg separated from the Company effective August 14, 2018. Severance amount includes $978,000 of severance plus $34,552 representing payment for 16 months of insurance premiums, in accordance with his termination agreement. Additional information regarding Dr. Goldberg’s termination agreement, dated August 14, 2018, is disclosed in “Post-Employment Compensation,” below.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

For 2018, we calculated (i) the annual total compensation of our Chief Executive Officer, (ii) the median of the annual total compensation of all of our employees other than the Chief Executive Officer, and (iii) the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees, as follows:

●	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $639,875;

●	The median of the annual total compensation of all of our employees, excluding the Chief Executive Officer, was $99,308; and

●	The ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 6.4 to 1.

In determining the pay ratio information provided above, we first identified our median employee for 2018 by using the following methodology:

●	We selected December 31, 2018 as the date upon which we would identify our median employee, and we compiled a list of all full-time, part-time and temporary employees who were employed on that date.

●	We used base pay as a consistently applied compensation measure to identify our median employee from the employees on the list.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table.

Post-Employment Compensation

The following table sets forth the expected benefit to be received by our Chief Executive Officer in the event of his termination resulting from various scenarios, assuming a termination date of December 31, 2018 and a stock price of $0.10, our closing stock price on December 31, 2018.

Jed A. Latkin

	For Cause	Resignation	Death	Disability	Without Cause	End of Term	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$633,333	$—	$1,741,667
Accrued bonus (b)	—	—	—	—	271,875	—	271,875
Disability supplement (c)	—	—	—	235,100	—	—	—
Paid time off (d)	9,135	9,135	9,135	9,135	9,135	9,135	9,135
2018 401(k) match (e)	5,500	5,500	5,500	5,500	5,500	5,500	5,500
Continuation of benefits (f)	—	—	960	960	—	—	—
Stock option vesting acceleration (g)	—	—	—	—	—	—	—
Total	$14,635	$14,635	$15,594	$250,694	$919,843	$14,635	$2,028,176

(a)	Severance amounts are pursuant to Mr. Latkin’s employment agreement.
(b)	Amount represents accrued but unpaid bonus as of December 31, 2018.
(c)

During the first 6 months of disability, the Company will supplement disability insurance payments to Mr. Latkin to achieve 100% salary replacement. As of December 31, 2018, the Company’s short-term disability insurance policy pays $100 per week for a maximum of 24 weeks.

(d)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2018.
(e)	Amount represents the value of 940 shares of Company stock which was accrued during 2018 as the Company’s 401(k) matching contribution but was unissued as of December 31, 2018.
(f)	Amount represents 21 months of dental insurance premiums at rates in effect at December 31, 2018.
(g)

Pursuant to Mr. Latkin’s stock option agreements, all unvested stock options outstanding will vest upon termination without cause or a change in control. Amount represents the value of the stock at $2.00, the closing price of the Company’s stock on December 31, 2018, less the exercise price of the options. Amount does not include stock options with an exercise price higher than $2.00, the closing price of the Company’s stock on December 31, 2018.

Michael M. Goldberg, M.D.

Effective August 14, 2018, Dr. Michael Goldberg resigned from his positions as an executive officer and a director of Navidea. In connection with Dr. Goldberg’s resignation, Navidea and Dr. Goldberg entered into an agreement (the “Agreement”), with the intent of entering into one or more additional Definitive Agreements, which set forth the terms of the separation from service. The Agreement provided that Dr. Goldberg would be entitled to receive a severance of $978,000 payable in equal installments over two years, along with a one-time payment of approximately $35,000, which represents the cost of continuing his then existing health care coverage for a period of 16 months. The Agreement also provided that Dr. Goldberg would be entitled to 1,175,000 shares of common stock of Navidea, representing in part payment of accrued bonuses and payment of the balance of the Platinum Note. A portion of the 1,175,000 shares to be issued to Dr. Goldberg will be held in escrow for up to 18 months in order to reimburse Navidea in the event that Navidea is obligated to pay any portion of the Platinum Note to a party other than Dr. Goldberg. Further, the Agreement provided that the Company’s subsidiary, Macrophage Therapeutics, Inc. (“MT”), would redeem all of Dr. Goldberg’s preferred stock and issue to Dr. Goldberg super voting common stock equal to 5% of the outstanding shares of MT. In November 2018, the Company issued 925,000 shares of common stock of Navidea to Dr. Goldberg, 250,000 of which were placed in escrow in accordance with the Agreement. As of the date of filing this proxy statement, Definitive Agreements have not been signed.

On February 11, 2019, Dr. Goldberg represented to the MT Board that he had, without MT Board or shareholder approval, created a subsidiary of MT, transferred all of the assets of MT into the subsidiary, and then issued himself stock in the subsidiary. On February 19, 2019, Navidea notified MT that it was terminating the sublicense effective March 1, 2019 because MT became insolvent pursuant to the sublicense agreement. On February 20, 2019, the Board of Directors of MT removed Dr. Goldberg as President and Chief Executive Officer of MT and from any other office of MT to which he may have been appointed or in which he was serving. Dr. Goldberg remains a member of the MT Board, together with Michael Rice and Dr. Claudine Bruck. Mr. Rice and Dr. Bruck remain members of the Board of Directors of Navidea. The MT Board then appointed Mr. Latkin to serve as President and Chief Executive Officer of MT.

On February 20, 2019, Navidea filed a complaint against Dr. Goldberg in the United States District Court for the Southern District of New York, alleging breach of the Agreement, as well as a breach of the covenant of good faith and fair dealing and to obtain a declaratory judgment that Navidea’s performance under the Agreement is excused and that Navidea is entitled to terminate the Agreement as a result of Dr. Goldberg’s actions. On April 26, 2019, Navidea filed an amended complaint against Dr. Goldberg which added a claim for breach of fiduciary duty seeking damages related to certain actions Dr. Goldberg took while CEO of Navidea. On June 13, 2019, Dr. Goldberg filed an answer to the complaint in which he asserted counterclaims against Navidea for breach of the Agreement, injunctive relief in connection with the Agreement, and for quantum meruit. In addition, Dr. Goldberg’s filing contains claims against MT for breach of the Agreement, for wrongful termination, and for injunctive relief in connection with the Agreement and in connection with certain actions taken by MT. On June 13, 2019, Dr. Goldberg also filed a motion to dismiss Navidea’s claim for breach of fiduciary duty.

Also on February 20, 2019, MT initiated a suit against Dr. Goldberg in the Court of Chancery of the State of Delaware (the “Delaware Court”), alleging, among other things, breach of fiduciary duty as a director and officer of MT and conversion, and to obtain a declaratory judgment that the transactions Dr. Goldberg caused MT to enter into are void. On March 13, 2019, the Delaware Court entered an order maintaining status quo, which provided, among other things, that MT’s board of directors may authorize any act or transaction on behalf of the Company, and that without prior written authorization of the MT board, Dr. Goldberg shall not hold himself out as CEO of MT or purport to act or authorize any action on behalf of MT except as authorized by the MT board.

On May 23, 2019, the Delaware Court found Dr. Goldberg in contempt of its prior order, holding Dr. Goldberg responsible for the payment of MT’s fees and costs to cure the damages caused by Dr. Goldberg’s contempt. On June 12, 2019, the Delaware Court found that Dr. Goldberg’s actions were not authorized in compliance with the Delaware General Corporate Law. Specifically, the Delaware Court found that Dr. Goldberg’s creation of a new subsidiary of MT and the purported assignment by Dr. Goldberg of MT’s intellectual property to that subsidiary were void. MT’s claims for breach of fiduciary duty and conversion against Dr. Goldberg remain pending. As a result of the Delaware Court’s ruling and Navidea’s prior termination of the sub-license between itself and MT, all of the intellectual property related to the Manocept platform is now directly controlled by Navidea.

Tax Consequences

In making compensation decisions in 2017 and prior years, the CNG Committee often sought to structure certain incentive awards with the intention that they would be exempt from the $1 million deduction limit as “qualified performance-based compensation.” However, the committee never adopted a policy that would have required all compensation to be deductible, because the committee wanted to preserve the ability to pay compensation to our executives in appropriate circumstances, even if such compensation would not be deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, included a number of significant changes to Section 162(m), such as the repeal of the qualified performance-based compensation exemption and the expansion of the definition of “covered employees” (for example, by including the chief financial officer and certain former named executive officers as covered employees). As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our covered employees generally will not be deductible in 2018 or future years, to the extent that it exceeds $1 million.

Grants of Plan-Based Awards

The following table sets forth certain information about plan-based awards that we made to the Named Executive Officers during fiscal 2018. For information about the plans under which these awards were granted, see the discussion under “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section above.

Grants of Plan-Based Awards Table for Fiscal 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Named Executive Officer	Grant Date	Threshold	Maximum	Threshold	Maximum	of Stock	Options	Awards	Awards
Jed A. Latkin	N/A	$—	$271,875	—	—	—	—	$—	$—	(b)

Michael M. Goldberg, M.D.	N/A	$—	$225,000	—	—	—	—	$—	$—	(c)

Frederick O. Cope, Ph.D.	N/A	$—	$—	—	—	—	—	$—	$—	(d)

Michael S. Rosol, Ph.D.	N/A	$—	$2,949	—	—	—	—	—	$—	(e)

(a)

The threshold amount reflects the possibility that no cash bonus awards will be payable. The maximum amount reflects the cash bonus awards payable if the Board of Directors, in its discretion, awards the maximum cash bonus.

(b)

Mr. Latkin was promoted to Chief Executive Officer effective October 1, 2018. The estimated maximum cash bonus payout to Mr. Latkin related to fiscal 2018 has been pro-rated based on the weighted average amount of his base salary during 2018.

(c)

Dr. Goldberg separated from the Company during 2018. Any bonus awarded for fiscal 2018 will be paid to Dr. Goldberg in accordance with his termination agreement. Additional information regarding Dr. Goldberg’s termination agreement, dated August 14, 2018, is disclosed in “Post-Employment Compensation,” above.

(d)	Dr. Cope separated from the Company during 2018, and as such will not receive a cash bonus related to fiscal 2018.
(e)	The estimated maximum cash bonus payout to Dr. Rosol related to fiscal 2018 has been pro-rated from December 17, 2018, his effective date of employment.

Outstanding Equity Awards

The following table presents certain information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2018.

Outstanding Equity Awards Table at Fiscal 2018 Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)						Market Value of Shares of	Equity Incentive Plan Awards
Named Executive Officer	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Note	Number of Shares of Stock that Have Not Vested	Stock that Have Not Vested	Number of Unearned Shares	Market Value of Unearned Shares	Note
Jed A. Latkin	2,250	—	$30.00	4/20/2026	(a)
	1,000	—	$20.00	10/14/2026	(b)
	—	16,667	$13.00	5/4/2027	(c)
	—	16,667	$15.00	5/4/2027	(d)
	—	16,666	$20.00	5/4/2027	(e)

Michael M. Goldberg, M.D. (f)

Frederick O. Cope, Ph.D. (g)

Michael S. Rosol, Ph.D. (h)

(a)	Options were granted 4/20/2016 and vested as to one-sixth on the 20th day of each of the first six months following the date of grant.
(b)	Options were granted 10/14/2016 and vested as to one-half on the 20th day of each of the first two months following the date of grant.
(c)

Options were granted 5/4/2017 and vest 100% when both of the following conditions have been met: the executive officer is employed on May 4, 2017 and a closing market price of the Company’s common stock of at least $17.00.

(d)

Options were granted 5/4/2017 and vest 100% when both of the following conditions have been met: the executive officer is employed on December 31, 2017 and a closing market price of the Company’s common stock of at least $20.00.

(e)

Options were granted 5/4/2017 and vest 100% when both of the following conditions have been met: the executive officer is employed on December 31, 2018 and a closing market price of the Company’s common stock of at least $25.00.

(f)	Dr. Goldberg separated from the Company effective August 14, 2018. Dr. Goldberg did not hold any stock options or restricted stock on the date of separation.
(g)	Dr. Cope separated from the Company effective October 30, 2018. All of Dr. Cope’s unexercised stock options expired on the date of separation.
(h)	Dr. Rosol commenced employment with the Company effective December 17, 2018. As of December 31, 2018, he did not hold any stock options or restricted stock.

Options Exercised and Stock Vested

The following table presents, with respect to the Named Executive Officers, certain information about option exercises and restricted stock vested during fiscal 2018.

Options Exercised and Stock Vested Table for Fiscal 2018

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting	Note
Jed. A. Latkin	—	$—	—	$—
Michael M. Goldberg, M.D.	—	$—	—	$—
Frederick O. Cope, Ph.D.	—	$—	—	$—
Michael S. Rosol, Ph.D.	—	$—	—	$—

Compensation of Non-Employee Directors

Each non-employee director received an annual cash retainer of $50,000 during the fiscal year ended December 31, 2018. The Chair of the Company’s Board of Directors received an additional annual retainer of $30,000, the Chair of the Audit Committee received an additional annual retainer of $10,000, and the Chair of the CNG Committee received an additional annual retainer of $7,500 for their services in those capacities during 2018. Non-Chair members of the Audit Committee received an additional annual retainer of $2,500 and non-Chair members of the CNG Committee received an additional annual retainer of $2,500. We also reimbursed non-employee directors for travel expenses for meetings attended during 2018.

Each non-employee director also received 2,500 shares of restricted stock and 2,500 options to purchase stock at $15.00 per share during 2018 as a part of the Company’s annual stock incentive grants, in accordance with the provisions of the Navidea Biopharmaceuticals, Inc. 2014 Stock Incentive Plan, except for Mr. Cutler and Dr. Rouan, who received their 2018 stock incentive grants in January 2019. The restricted stock and stock options granted will vest on the first anniversary of the date of grant.

The aggregate number of equity awards outstanding at June 14, 2019 for each Director is set forth in the footnotes to the beneficial ownership table provided in the “Securities Ownership of Certain Beneficial Owners and Management” section of this proxy statement. Directors who are also officers or employees of Navidea do not receive any compensation for their services as directors.

The CNG Committee has noted that the total compensation of our Board of Directors, including cash and equity awards, is at approximately the 50th percentile for our peer group of companies, while the total compensation of our Board Committee members is less than half of the competitive market rate.

The following table sets forth certain information concerning the compensation of non-employee Directors for the fiscal year ended December 31, 2018.

Name	(a) Fees Earned or Paid in Cash	(b),(c) Option Awards	(d),(e) Stock Awards	All Other Compensation	Total Compensation
Claudine Bruck, Ph.D. (f)	$47,111	$9,659	$19,150	$—	$75,920
Adam D. Cutler (g)	4,212	—	—	—	4,212
Mark I. Greene, M.D., Ph.D. (h)	36,486	9,226	17,955	—	63,667
Y. Michael Rice	73,750	9,226	17,955	—	100,931
S. Kathryn Rouan, Ph.D. (g)	4,212	—	—	—	4,212
Eric K. Rowinsky, M.D. (i)	45,000	9,226	17,955	—	72,181

(a)

Amount represents fees earned during the fiscal year ended December 31, 2018 (i.e., the year to which the service relates). Quarterly retainers and meeting attendance fees are paid during the quarter following the quarter in which they are earned.

(b)	Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(c)

During the year ended December 31, 2018, the non-employee directors were issued an aggregate of 10,000 options to purchase common stock which vest as to 100% of the shares on the first anniversary of the date of grant. At December 31, 2018, the non-employee directors held an aggregate of 7,500 options to purchase common stock. Mr. Rice held 5,000 options, and Dr. Bruck held 2,500 options to purchase shares of common stock.

(d)	Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(e)

During the year ended December 31, 2018, the non-employee directors were issued an aggregate of 10,000 shares of restricted stock which vest as to 100% of the shares on the first anniversary of the date of grant. At December 31, 2018, the non-employee directors held an aggregate of 5,000 shares of unvested restricted stock. Mr. Rice and Dr. Bruck each held 2,500 shares of unvested restricted stock.

(f)	Dr. Bruck was appointed to the Board of Directors effective March 15, 2018.
(g)	Mr. Cutler and Dr. Rouan were appointed to the Board of Directors effective December 1, 2018, but did not receive their 2018 stock incentive grants until January 2019.
(h)	Dr. Greene resigned from the Board of Directors effective August 14, 2018. His unvested stock options and restricted stock were forfeited upon his resignation.
(i)

Dr. Rowinsky retired from the Board of Directors effective March 31, 2018. All of his unvested stock options and restricted stock vested upon his retirement, and his stock options are exercisable until June 30, 2019. The Company also paid Dr. Rowinsky Board and committee fees through June 30, 2018 in an aggregate amount of $45,000.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2018, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))
Equity compensation plans approved by security holders (a)	157,908	$24.80	514,691
Equity compensation plans not approved by security holders	—	—	—
Total	157,908	$24.80	514,691

(a)

Our stockholders ratified the 2014 Stock Incentive Plan (the “2014 Plan”) at the 2014 Annual Meeting of Stockholders held on July 17, 2014, and amended the 2014 Plan at the 2018 Annual Meeting of Stockholders held on August 16, 2018. The total number of shares available for awards under the 2014 Plan shall not exceed 750,000 shares, plus any shares subject to outstanding awards granted under prior plans and that expire or terminate for any reason. Although instruments are still outstanding under the Fourth Amended and Restated 2002 Stock Incentive Plan (the “2002 Plan”), the plan has expired and no new grants may be made from it. The total number of securities to be issued upon exercise of outstanding options includes 122,728 issued under the 2014 Plan and 35,181 issued under the 2002 Plan.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee consults with our Chief Operating Officer and Chief Financial Officer and other key members of our management and with our independent registered public accounting firm with regard to their year-end audit plan, the results of its quarterly reviews conducted in accordance with Public Company Accounting Oversight Board (“PCAOB”) Interim Standard AU 722, the auditor’s report of audit, and the accompanying management letter, if any; and consults with our Chief Operating Officer and Chief Financial Officer and other key members of our management and with our independent registered public accounting firm with regard to the adequacy of our internal accounting controls.

In fulfilling its responsibilities, the Audit Committee selected Marcum LLP (“Marcum”) as our independent registered public accounting firm for purposes of auditing our financial statements for the fiscal year ended December 31, 2018. The Audit Committee has reviewed and discussed with management and Marcum our audited financial statements; discussed with Marcum the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committee); received the written disclosures and the letter from Marcum required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Marcum its independence from our Company.

Based on the reviews and discussions with management and Marcum, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and filed with the SEC.

The Board of Directors evaluated the independence of each member of the Audit Committee. As part of its evaluation, the Board of Directors determined, in the exercise of its business judgment, that each of Messrs. Cutler and Rice, and Dr. Bruck, is independent under Section 803A of the NYSE American Company Guide and is financially literate.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee is satisfied that its responsibilities under the charter for the period ended December 31, 2018, were met and that our financial reporting and audit processes are functioning effectively.

Submitted by the Audit Committee
of the Board of Directors:

Adam D. Cutler, Chair
Claudine Bruck, Ph.D.
Y. Michael Rice

PROPOSAL NO. 3 – RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Marcum was engaged as the Company’s principal accountant on May 9, 2016, and audited the Company’s financial statements for the year ended December 31, 2018. The Audit Committee has selected Marcum as the Company’s independent registered public accounting firm for purposes of auditing our financial statements for the current year ending December 31, 2019. Although not required, the Board of Directors is submitting its selection to the stockholders of the Company for ratification. The Board of Directors will reconsider the appointment of Marcum if its selection is not ratified by the stockholders. A representative of Marcum is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions of stockholders.

The Board of Directors recommends that our stockholders vote “FOR” ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for 2019.

Fees of the independent registered public accounting firm

Audit Fees. The aggregate fees billed for professional services rendered by Marcum, primarily related to the audit of the Company’s annual consolidated financial statements for the 2018 fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2018 fiscal year were $275,850 (including direct engagement expenses).

The aggregate fees billed for professional services rendered by Marcum, primarily related to the audit of the Company’s annual consolidated financial statements for the 2017 fiscal year, the audit of the Company’s internal control over financial reporting as of December 31, 2017, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2017 fiscal year were $342,160 (including direct engagement expenses).

Audit-Related Fees. No fees were billed by Marcum for audit-related services for the 2018 or 2017 fiscal years.

Tax Fees. No fees were billed by Marcum for tax-related services for the 2018 or 2017 fiscal years.

All Other Fees. No fees were billed by Marcum for services other than the audit, audit-related and tax services for the 2018 or 2017 fiscal years.

Pre-Approval Policy. The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor or other registered public accounting firm, subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee, through the function of the Chair, has given general pre-approval for 100% of specified audit, audit-related, tax and other services.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics is posted on our website at www.navidea.com. The code of business conduct and ethics may also be obtained free of charge by writing to Navidea Biopharmaceuticals, Inc., Attn: Chief Financial Officer, 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We adhere to our Code of Business Conduct and Ethics, which states that no director, officer or employee of Navidea should have any personal interest that is incompatible with the loyalty and responsibility owed to our Company. We adopted a written policy regarding related party transactions in December 2015. When considering whether to enter into or ratify a related party transaction, the Audit Committee considers a variety of factors including, but not limited to, the nature and type of the proposed transaction, the potential value of the proposed transaction, the impact on the actual or perceived independence of the related party and the potential value to the Company of entering into such a transaction. All proposed transactions with a potential value of greater than $120,000 must be approved or ratified by the Audit Committee.

SEC disclosure rules regarding transactions with related persons require the Company to provide information about transactions with directors and executive officers as a related persons, even though they may not have been related persons at the time the Company entered into the transactions described below.

Dr. Michael Goldberg, our former President and Chief Executive Officer, previously managed a portfolio of funds for Platinum-Montaur Life Sciences LLC (“Platinum-Montaur”), an affiliate of Platinum Management (NY) LLC, Platinum Partners Value Arbitrage Fund L.P. (“PPVA”), Platinum Partners Liquid Opportunity Master Fund L.P., Platinum Liquid Opportunity Management (NY) LLC, and Montsant Partners LLC (collectively, “Platinum”), from May 2007 until December 2013. In 2011, he made an initial investment of $1.5 million in PPVA as a passive investor. Dr. Goldberg believes his current investment balance is approximately $1.4 million after giving effect to prior redemptions and reinvestments. Dr. Goldberg was not a member of the management of any of the Platinum entities; rather he solely had control over the trading activities of a portfolio of health care investments from funds allocated to him from the Platinum funds. Dr. Goldberg was responsible for all investments made by Platinum in the Company and for the trading in the Company’s securities up until he joined the Company’s Board of Directors in November 2013, at which time he relinquished all control over the trading of the Company’s securities held by all of the Platinum entities. On December 13, 2013, Dr. Goldberg formally separated from Platinum and had no further role in managing their health care portfolio. As part of his separation from Platinum, Dr. Goldberg entered into a settlement agreement, dated March 28, 2014, and amended on June 11, 2015, with PPVA pursuant to which Dr. Goldberg was entitled to receive a beneficial ownership interest in 15% of (1) all securities held by Platinum at the time of his separation from Platinum which included, without limitation, warrants to purchase the Company’s Common Stock, and (2) the drawn amounts from the Platinum debt facility. In furtherance of the foregoing, on October 17, 2016, Platinum transferred warrants to acquire an aggregate of 270,593 shares of our Common Stock to Dr. Goldberg, which warrants were exercised in full by Dr. Goldberg on January 17, 2017 resulting in gross proceeds to the Company of $54,119.

In connection with the closing of the Asset Sale to Cardinal Health 414, the Company repaid to Platinum Partners Capital Opportunity Fund L.P. (“PPCO”) an aggregate of approximately $7.7 million in partial satisfaction of the Company’s liabilities, obligations and indebtedness under the Platinum Loan Agreement between the Company and Platinum-Montaur, which were transferred by Platinum-Montaur to PPCO.

On November 2, 2017, Platinum-Montaur commenced an action against the Company in the Supreme Court of the State of New York, County of New York, seeking damages of approximately $1.9 million purportedly due as of March 3, 2017, plus interest accruing thereafter.  The claims asserted were for breach of contract and unjust enrichment in connection with funds received by the Company under the Platinum Loan Agreement.  The action was removed to the United States District Court for the Southern District of New York (the “District Court”) on December 6, 2017.  An initial pretrial conference was held on January 26, 2018 and a follow up status conference was held on March 9, 2018, during which the District Court set a briefing schedule and determined that Navidea’s motion to dismiss was due on April 6, 2018.  The Company filed its motion to dismiss in advance of the filing deadline.  On October 31, 2018, the District Court granted judgment for Navidea and dismissed all claims in the case.  The District Court stated that Platinum-Montaur had no standing to assert any contractual interest in funds that might be due under the Platinum Loan Agreement.  The District Court also disagreed with Platinum-Montaur’s claim of unjust enrichment on similar grounds and found that Platinum-Montaur lacked any sufficient personal stake to maintain claims against Navidea.  The claims against Navidea were dismissed without prejudice on the grounds of lack of standing to pursue the claims asserted.

On November 30, 2018, Platinum-Montaur filed a notice of appeal with the United States Court of Appeals for the Second Circuit (the “Second Circuit”) claiming that the District Court erred in dismissing Platinum-Montaur’s claims for breach of contract and unjust enrichment. On January 22, 2019, Platinum-Montaur filed its brief in the Second Circuit, asking the Second Circuit to reverse the District Court and remand the case to the District Court for further proceedings. On February 26, 2019, the Company filed its brief in the Second Circuit. It is not known at this time whether the Second Circuit will hold oral argument on this matter or when the Second Circuit will render its decision.

In August 2018, Dr. Michael Goldberg resigned from his positions as an executive officer and a director of Navidea. In connection with Dr. Goldberg’s resignation, Navidea and Dr. Goldberg entered into an agreement, with the intent of entering into one or more additional Definitive Agreements, which set forth the terms of the separation from service. Among other things, the Agreement provided that Dr. Goldberg would be entitled to 1,175,000 shares of common stock of Navidea, representing in part payment of accrued bonuses and payment of the balance of the Platinum Note. A portion of the 1,175,000 shares to be issued to Dr. Goldberg will be held in escrow for up to 18 months in order to reimburse Navidea in the event that Navidea is obligated to pay any portion of the Platinum Note to a party other than Dr. Goldberg. Further, the Agreement provided that the Company’s subsidiary, MT, would redeem all of Dr. Goldberg’s preferred stock and issue to Dr. Goldberg super voting common stock equal to 5% of the outstanding shares of MT. In November 2018, the Company issued 925,000 shares of common stock of Navidea to Dr. Goldberg, 250,000 of which were placed in escrow in accordance with the Agreement. As of the date of filing this proxy statement, Definitive Agreements have not been signed.

On February 11, 2019, Dr. Goldberg represented to the MT Board that he had, without MT Board or shareholder approval, created a subsidiary of MT, transferred all of the assets of MT into the subsidiary, and then issued himself stock in the subsidiary. On February 19, 2019, Navidea notified MT that it was terminating the sublicense effective March 1, 2019 because MT became insolvent pursuant to the sublicense agreement. On February 20, 2019, the Board of Directors of MT removed Dr. Goldberg as President and Chief Executive Officer of MT and from any other office of MT to which he may have been appointed or in which he was serving. Dr. Goldberg remains a member of the MT Board, together with Michael Rice and Dr. Claudine Bruck. Mr. Rice and Dr. Bruck remain members of the Board of Directors of Navidea. The MT Board then appointed Mr. Latkin to serve as President and Chief Executive Officer of MT.

On February 20, 2019, Navidea filed a complaint against Dr. Goldberg in the United States District Court for the Southern District of New York, alleging breach of the Agreement, as well as a breach of the covenant of good faith and fair dealing and to obtain a declaratory judgment that Navidea’s performance under the Agreement is excused and that Navidea is entitled to terminate the Agreement as a result of Dr. Goldberg’s actions. On April 26, 2019, Navidea filed an amended complaint against Dr. Goldberg which added a claim for breach of fiduciary duty seeking damages related to certain actions Dr. Goldberg took while CEO of Navidea. On June 13, 2019, Dr. Goldberg filed an answer to the complaint in which he asserted counterclaims against Navidea for breach of the Agreement, injunctive relief in connection with the Agreement, and for quantum meruit. In addition, Dr. Goldberg’s filing contains claims against MT for breach of the Agreement, for wrongful termination, and for injunctive relief in connection with the Agreement and in connection with certain actions taken by MT. On June 13, 2019, Dr. Goldberg also filed a motion to dismiss Navidea’s claim for breach of fiduciary duty.

Also on February 20, 2019, MT initiated a suit against Dr. Goldberg in the Court of Chancery of the State of Delaware, alleging, among other things, breach of fiduciary duty as a director and officer of MT and conversion, and to obtain a declaratory judgment that the transactions Dr. Goldberg caused MT to enter into are void. On March 13, 2019, the Court of Chancery entered an order maintaining status quo, which provided, among other things, that MT’s board of directors may authorize any act or transaction on behalf of the Company, and that without prior written authorization of the MT board, Dr. Goldberg shall not hold himself out as CEO of MT or purport to act or authorize any action on behalf of MT except as authorized by the MT board.

On May 23, 2019, the Delaware Court found Dr. Goldberg in contempt of its prior order, holding Dr. Goldberg responsible for the payment of MT’s fees and costs to cure the damages caused by Dr. Goldberg’s contempt. On June 12, 2019, the Delaware Court found that Dr. Goldberg’s actions were not authorized in compliance with the Delaware General Corporate Law. Specifically, the Delaware Court found that Dr. Goldberg’s creation of a new subsidiary of MT and the purported assignment by Dr. Goldberg of MT’s intellectual property to that subsidiary were void. MT’s claims for breach of fiduciary duty and conversion against Dr. Goldberg remain pending. As a result of the Delaware Court’s ruling and Navidea’s prior termination of the sub-license between itself and MT, all of the intellectual property related to the Manocept platform is now directly controlled by Navidea.

Jed A. Latkin, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, was an independent consultant that served as a portfolio manager from 2011 through 2015 for two entities, namely Precious Capital and West Ventures, each of which were during that time owned and controlled, respectively, by PPVA and PPCO. Mr. Latkin was party to a consulting agreement with each of Precious Capital and West Ventures pursuant to which, as of April 2015, an aggregate of approximately $13 million was owed to him, which amount was never paid and Mr. Latkin has no information as to the current value. Mr. Latkin’s consulting agreements were terminated upon his ceasing to be an independent consultant in April 2015 with such entities. During his consultancy, Mr. Latkin was granted a .5% ownership interest in each of Precious Capital and West Ventures, however, to his knowledge he no longer owns such interests. In addition, PPVA owes Mr. Latkin $350,000 for unpaid consulting fees earned and expenses accrued in 2015 in respect of multiple consulting roles with them. Except as set forth above, Mr. Latkin has no other past or present affiliations with Platinum.

Dr. Eric Rowinsky, our former Chair of the Board, was recommended for appointment to the Company’s Board of Directors by Dr. Goldberg at a time when Dr. Goldberg was affiliated with Platinum and was subsequently elected by the Company’s stockholders to continue to serve as an independent director. At no time has Dr. Rowinsky been affiliated, or in any way related to, any of the Platinum entities. Dr. Rowinsky retired from the Company’s Board of Directors effective March 31, 2018.

In March 2015, MT, our previously wholly-owned subsidiary, entered into a Securities Purchase Agreement to sell up to 50 shares of its Series A Convertible Preferred Stock (“MT Preferred Stock”) and warrants to purchase up to 1,500 common shares of MT (“MT Common Stock”) to Platinum and Dr. Michael Goldberg (collectively, the “MT Investors”) for a purchase price of $50,000 per unit. A unit consisted of one share of MT Preferred Stock and 30 warrants to purchase MT Common Stock. Under the agreement, 40% of the MT Preferred Stock and warrants are committed to be purchased by Dr. Goldberg, and the balance by Platinum. The full 50 shares of MT Preferred Stock and warrants to be sold under the agreement are convertible into, and exercisable for, MT Common Stock representing an aggregate 1% interest on a fully converted and exercised basis. Navidea owns the remainder of the MT Common Stock. On March 11, 2015, definitive agreements with the MT Investors were signed for the sale of the first tranche of 10 shares of MT Preferred Stock and warrants to purchase 300 shares of MT Common Stock to the MT Investors, with gross proceeds to MT of $500,000.

In addition, we entered into an exchange agreement with the MT Investors providing them an option to exchange their MT Preferred Stock for our Common Stock in the event that MT has not completed a public offering with gross proceeds to MT of at least $50 million by the second anniversary of the closing of the initial sale of MT Preferred Stock, at an exchange rate per share obtained by dividing $50,000 by the greater of (i) 80% of the twenty-day volume weighted average price per share of our Common Stock on the second anniversary of the initial closing or (ii) $3.00. To the extent that the MT Investors do not timely exercise their exchange right, we have the right to redeem their MT Preferred Stock for a price equal to $58,320 per share.

During 2018, the largest aggregate amount of principal outstanding under the Platinum credit facility was $2.2 million, and as of December 31, 2018, the amount of principal outstanding was $0.

 Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002, Section 301, Rule 10A-3 under the Exchange Act and Section 803A of the NYSE American Company Guide. Our Board of Directors has determined that Drs. Bruck and Rouan, and Messrs. Cutler and Rice, meet the independence requirements. The Board had also concluded that Drs. Greene and Rowinsky were independent during the time each served as a director until their departure in 2018.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 14, 2019, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executive Officers (see “Executive Compensation – Summary Compensation Table”), and (iv) our directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned (*)(**)		Percent of Class (**)(***)
Claudine Bruck, Ph.D.	7,550	(a)	—	(m)
Frederick O. Cope, Ph.D.	29,013	(b)	—	(m)
Adam D. Cutler	—	(c)	—	(m)
Michael M. Goldberg, M.D.	1,221,861	(d)	12.1%
Jed A. Latkin	16,200	(e)	—	(m)
Y. Michael Rice	10,000	(f)	—	(m)
Michael S. Rosol, Ph.D.	4,167	(g)	—	(m)
S. Kathryn Rouan, Ph.D.	3,350	(h)	—	(m)
All directors and executive officers as a group (6 persons)	41,267	(i)(n)	—	(m)
Cardinal Health, Inc.	500,000	(j)	5.0%
John K. Scott, Jr. (**)	1,115,717	(k)	11.1%
Platinum-Montaur Life Sciences, LLC	916,489	(l)	9.1%

(*)

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

(**)

Amounts shown do not reflect the offering and sale of 8 million shares of common stock by Navidea in an underwritten registered public offering, at an offering price to the public of $0.75 per share. Of the 8 million shares sold, 4 million shares were placed with John K. Scott, Jr., a principal investor in the Company. The underwritten registered public offering closed on June 18, 2019.

(***)	Percent of class is calculated on the basis of the number of shares outstanding on June 14, 2019, plus the number of shares the person has the right to acquire within 60 days of June 14, 2019.
(a)

This amount includes 2,500 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 2,500 shares of unvested restricted stock and 2,500 shares issuable upon exercise of options which are not exercisable within 60 days.

(b)

Dr. Cope separated from the Company effective October 30, 2018. This amount is based on Dr. Cope’s most recent SEC ownership filings as well as the Company’s best knowledge and belief. This amount includes 899 shares in Dr. Cope’s account in the 401(k) Plan. All of Dr. Cope’s unexercised stock options expired upon his separation from employment.

(c)	This amount does not include 5,000 shares of unvested restricted stock and 5,000 shares issuable upon exercise of options which are not exercisable within 60 days.
(d)

Dr. Goldberg separated from the Company effective August 14, 2018. This amount is based on Dr. Goldberg’s most recent SEC ownership filings as well as the Company’s best knowledge and belief, and includes 808 shares in Dr. Goldberg’s account in the 401(k) Plan.

(e)

This amount includes 3,250 shares issuable upon exercise of options which are exercisable within 60 days and 1,542 shares in Mr. Latkin’s account in the 401(k) Plan, but does not include 100,000 shares issuable upon exercise of options which are not exercisable within 60 days.

(f)

The amount includes 5,000 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 2,500 shares of unvested restricted stock and 2,500 shares issuable upon exercise of options which are not exercisable within 60 days.

(g)

This amount includes 4,167 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 2,083 shares issuable upon exercise of options which are not exercisable within 60 days.

(h)	This amount does not include 5,000 shares of unvested restricted stock and 5,000 shares issuable upon exercise of options which are not exercisable within 60 days.
(i)

This amount does not include former officers that are no longer employed by the Company. This amount includes 14,917 shares issuable upon exercise of options which are exercisable within 60 days, and 1,542 shares held in the 401(k) Plan on behalf of certain officers, but it does not include 15,000 shares of unvested restricted stock and 117,083 shares issuable upon the exercise of options which are not exercisable within 60 days. The Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Jed A. Latkin, is the trustee of the Navidea Biopharmaceuticals, Inc. 401(k) Plan and may, as such, share investment power over common stock held in such plan. Mr. Latkin disclaims any beneficial ownership of shares held by the 401(k) Plan. The 401(k) Plan holds an aggregate total of 15,609 shares of common stock.

(j)

The number of shares beneficially owned is based on a Schedule 13G filed by Cardinal Health, Inc. with the SEC on March 13, 2017. This amount includes 500,000 shares of common stock issuable upon exercise of Series NN warrants at an exercise price of $30.00 per share. The address of Cardinal Health, Inc. is 7000 Cardinal Place, Dublin, OH 43017.

(k)

The number of shares beneficially owned is based on a Schedule 13G filed by John K. Scott, Jr. with the SEC on March 25, 2019. The address of John K. Scott, Jr. is 5251 DTC Parkway, Suite 285, Greenwood Village, CO 80111.

(l)

The number of shares beneficially owned is based on a Schedule 13D/A filed by Platinum and certain of its affiliates with the SEC on June 28, 2016. This amount includes (i) 698,225 shares of our common stock, and (ii) 218,264 shares of common stock issuable upon exercise of Series LL warrants (the “Series LL Warrants”) at an exercise price of $0.20 per share. The Series LL Warrants provide that the holder may not exercise any portion of the warrants to the extent that such exercise would result in the holder and its affiliates together beneficially owning more than 9.99% of the outstanding shares of common stock, except on 61 days’ prior written notice to Navidea that the holder waives such limitation (the blocker). The address of Platinum is c/o Otterbourg P.C., 230 Park Avenue, New York, NY 10169.

(m)	Less than one percent.
(n)	The address of all directors and executive officers is c/o Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of our securities (Forms 3, 4 and 5) with the SEC. Based on our review of the copies of such forms filed electronically with the SEC during our most recent fiscal year and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the fiscal year ended December 31, 2018, except for: (1) Frederick O. Cope, Ph.D., who had one late Form 4 filing related to stock issued in lieu of a portion of his annual cash bonus; (2) John K. Scott, Jr., who had one late Form 3 filing related to stock purchased in a private placement; (3) S. Kathryn Rouan, Ph.D., who had one late Form 3 filing resulting from delays in obtaining new EDGAR filer codes; and (4) Michael M. Goldberg, M.D., who did not file a Form 4 related to the 925,000 shares issued to him in November 2018. Dr. Goldberg was no longer an officer or director of Navidea at the time the 925,000 shares were issued to him.

COST OF SOLICITATION OF PROXIES

We will pay the cost of this solicitation. We may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE

Stockholders may find the following information on the Company’s website at www.navidea.com.

●	Navidea’s Code of Business Conduct and Ethics

●	Management and Board of Director biographies

●	Information regarding securities transactions by directors and officers

●	Standing Committee Charters for Audit Committee and Compensation and Nominating and Governance Committee

STOCKHOLDER PROPOSALS

A stockholder proposal intended for inclusion in the proxy statement and form of proxy for the Annual Meeting of Stockholders of the Company to be held in 2020 must be received by the Company before March 2, 2020, at its executive offices, Attention: Corporate Secretary. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange for presentation at our 2020 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by us after May 14, 2020.

A stockholder who wishes to nominate a candidate for election to the Board of Directors must follow the procedures set forth in Article III, Section 2 of our Bylaws. A copy of these procedures is available upon request from the Company at 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017, Attention: Corporate Secretary. In order for a stockholder to nominate a candidate for the Board of Directors election at the 2020 Annual Meeting, notice of the nomination must be delivered to the Company’s executive offices, Attention: Corporate Secretary, before March 2, 2020.

OTHER BUSINESS

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 28, 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card.

Appendix A

NAVIDEA BIOPHARMACEUTICALS, INC.

Annual Meeting of Stockholders

August 8, 2019, 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jed A. Latkin as proxy for the undersigned, and hereby authorizes him to represent and to vote, as designated below, all of the shares of Common Stock, par value $0.001 per share, of Navidea Biopharmaceuticals, Inc. held of record by the undersigned on June 14, 2019, at an Annual Meeting of Stockholders to be held on August 8, 2019, or any adjournment thereof, with all the power the undersigned would possess if present in person.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:

Nominees:

	01	Y. Michael Rice	02	S. Kathryn Rouan, Ph.D.

☐ FOR all the nominees listed above (except as marked to the contrary)
☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

The undersigned may withhold authority to vote for any nominee by lining through or otherwise striking out the name of any nominee.

The Board of Directors recommends you vote FOR proposals 2 AND 3.

2.	To approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for 2019.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date

Signature (Joint Owners)	Date